Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Masonite International Corporation Provides Business Update Regarding COVID-19

Tampa, FL, March 27, 2020 - Masonite International Corporation (NYSE: DOOR) today announced business updates related to novel coronavirus (COVID-19).

In recent weeks we have seen the impacts of COVID-19 grow both domestically and abroad. Accordingly, the company has taken actions to both protect its employees and focus on business continuity. While our top priority is the health and welfare of our employees, we take seriously our commitment to serve our customers. We are endeavoring to maintain operations to continue supplying the industry during this uncertain time, recognizing the important role our customers and our products play in construction related to providing residential shelter and health care services.

In early March, we formed a cross-functional COVID-19 Response Team to assess potential business impacts and implement mitigation strategies. Since then, we have expanded this team to include sub-teams focused on critical workstreams, including: Employee Welfare, Supply Chain and Operations, Customer Engagement, Financial Stability, and Communications. The following are updates with respect to impacts and our actions in some of these areas.

Employee Welfare
To reduce the potential spread of COVID-19 and maintain a safe work environment, we have implemented an increasing list of actions since early March. Beyond following and providing employees with the Centers for Disease Control’s (CDC) recommended guidelines to decrease the spread of the virus, we have taken additional steps to reduce our employees' potential exposure.

Where possible, we have instructed employees to work from home and today all customer interaction including order entry and receivables are being effectively handled remotely. Where remote work is not possible, we have taken steps to restrict visitor access to facilities, adjust break times and create additional break areas to help reduce employee density, and manage shift schedules to reduce employee contact during shift changes to facilitate proper social distancing.

Masonite realizes the current situation has also caused some employees personal challenges outside of work and we have modified employee policies related to attendance and the availability of paid and unpaid time off. Further, attendance is voluntary at locations where Masonite’s operations are exempt from applicable stay-at-home orders and continue to operate.
masonite.com

Supply Chain and Operations
Our Supply Chain and Operations workstream is focused on business continuity and ensuring our facilities remain operating where safe to do so. Our Global Sourcing team has taken steps to engage with our suppliers and assess risks related to component availability and has confirmed that our sourced supply is secure at this time. We believe that the early steps we took to qualify and procure components from alternative sources and markets has contributed to our ability to avoid any supply chain disruption to date.

Due to the impact of the COVID-19 virus in the UK and the recent country-wide stay-at-home order, we decided to temporarily close all of Masonite’s UK facilities. This process of ceasing operations began Tuesday, March 24, with all facilities being closed by Friday, March 27. At this time, we expect to begin reopening these operations upon expiration of the UK order, which is currently scheduled to run through April 14. Meanwhile, a small team of employees will remain active on a remote work basis in order to meet administrative needs. Additional governmental stay-at-home orders have impacted some other operations as well, specifically in Canada.

Financial Stability
We believe we have a strong balance sheet and solid capital structure that positions us well during this time of uncertainty. Our debt includes covenant lite unsecured bonds due in 2026 and 2028 and an undrawn asset-based revolving credit facility (the “ABL Facility”) with a $250 million commitment and a $150 million accordion that matures in 2024. Our net debt* to trailing twelve months Adjusted EBITDA* was 2.2 times at December 29, 2019. As of March 26, 2020, our total available liquidity was approximately $325 million, inclusive of unrestricted cash, an accounts receivable purchase agreement and our ABL Facility.

We recently implemented several actions to reduce our spending and more closely manage cash during this uncertain period, including prioritizing capital spending for critical maintenance, safety and regulatory projects, and temporarily suspending our share repurchase program. We believe that we are also well positioned to manage expenses in the face of potential demand impacts from COVID-19 given that a significant majority of our cost of goods sold is variable in nature.

Given the rapidly evolving nature of the COVID-19 situation, we plan to revisit our 2020 Annual Outlook, announced on February 18, 2020, on our next earnings call, along with a further update on the impact of COVID-19 on our company.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our business update regarding COVID-19, our ability to reduce spending, mitigate the impacts of the coronavirus, and fund our obligations. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, the ultimate geographic spread of the coronavirus, the duration of the coronavirus outbreak and actions that may be taken by governmental authorities to contain the outbreak or treat its impact; downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of price increases and customer concentration and consolidation; tariffs and evolving trade policy and friction between the United States and other countries, including China; the impact of anti-dumping and countervailing trade cases; increases in prices of raw materials and fuel; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including anticipating demand for our products, managing disruptions in our operations, managing manufacturing realignments (including related restructuring charges), managing customer credit risk and successful integration of acquisitions; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our ABL Facility; political, economic and other risks that arise from operating a multinational business; uncertainty relating to the United Kingdom's exit from the European Union; fluctuating exchange and interest rates; our ability to innovate and keep pace with technological developments; product liability claims and product recalls; retention of key management personnel; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility; and environmental and other government regulations, including the FCPA, and any changes in such regulations.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2026 and 2028 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

Net debt equals total debt less unrestricted cash.

The tables below set forth a reconciliation of net income (loss) attributable to Masonite to Adjusted EBITDA and net debt for the periods indicated.

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars)
(Unaudited)

	Year Ended December 29, 2019
	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$167,097	$2,664	$19,928	$(145,087)	$44,602
Plus:
Depreciation	35,992	11,604	11,343	11,797	70,736
Amortization	1,697	14,653	8,362	4,401	29,113
Share based compensation expense	—	—	—	10,023	10,023
Loss on disposal of property, plant and equipment	3,934	2,109	331	22	6,396
Restructuring costs	6,929	1,322	506	1,019	9,776
Asset impairment	13,767	—	—	—	13,767
Loss on disposal of subsidiaries	—	14,260	—	—	14,260
Interest expense, net	—	—	—	46,489	46,489
Loss on extinguishment of debt	—	—	—	14,523	14,523
Other expense (income), net	—	(393)	—	2,346	1,953
Income tax expense	—	—	—	17,309	17,309
Net income attributable to non-controlling interest	3,096	—	—	1,341	4,437
Adjusted EBITDA	$232,512	$46,219	$40,470	$(35,817)	$283,384

December 29, 2019
Total debt	$790,984
Unrestricted cash	166,964
Net debt	$624,020

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